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The Pittston Company and Subsidiaries                                           Exhibit 11
Computation of Earnings Per Common Share
(In thousands, except per share amounts)

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Fully Diluted Earnings Per Common Share: (a)
- - --------------------------------------------
                                                  Three Months Ended      Six Months Ended
                                                        June 30                June 30
                                                  ------------------      -----------------
                                                      1994      1993        1994      1993
                                                  --------   -------      ------     ------
PITTSTON SERVICES GROUP:
Net income attributed to common shares             $21,288    10,970      31,799     16,384
                                                   =======    ======      ======     ======

Average common shares outstanding                   37,739    36,656      37,715     36,607
Incremental shares of stock options                    483       272         505        215
                                                   -------    ------      ------     ------

Pro forma common shares outstanding                 38,222    36,928      38,220     36,822
                                                   =======    ======      ======     ======

Fully diluted earnings per common share:           $   .56       .30         .83        .45
                                                   =======    ======      ======     ======

PITTSTON MINERALS GROUP:

Net income (loss) attributed to common shares      $ 5,493     3,170     (69,592)     5,912
Preferred stock dividends                            1,257         -       2,263          -
                                                   -------    ------      ------     ------
Fully diluted net income (loss)
  attributed to common shares                      $ 6,750     3,170     (67,329)     5,912
                                                   =======    ======      ======     ======

Average common shares outstanding                    7,577     7,331       7,565      7,321
Incremental shares of stock options                     67        54          87         43
Conversion of preferred stock                        2,504         -       2,253          -
                                                   -------    ------      ------     ------
Pro forma common shares outstanding                 10,148     7,385       9,905      7,364
                                                   =======    ======      ======     ======


Fully diluted earnings (loss) per common share:    $   .67       .43       (9.20)(b)    .80
                                                   =======    ======      ======     ======

(a)  On July 26, 1993, the outstanding shares of The Pittston Company's common stock were redesignated as Pittston Services Group common stock on a share-for-share and a second class of stock, designated as Pittston Minerals Group common stock ("Minerals Stock")
     was distributed on a basis of one-fifth of one share of Minerals Stock for each share of The Pittston Company's common stock.  Accordingly, all common share, stock options and per share data prior to the redesignation has been restated to reflect the new equity structure of The Pittston Company.

(b)  Antidilutive, therefore the same as primary.



Primary Earnings Per Share:
- - --------------------------
Primary earnings per share can be computed from the information on the face of the Consolidated Statements of Operations.

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